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Exhibit 3.1

                       Restated Articles of Incorporation
                                       of
                        Franklin Telecommunications Corp.


         Frank W. Peters and Helen West certify that:

         1. They are the President and Secretary, respectively, of Franklin Telecommunications Corp., a California corporation.

         2. The Articles of Incorporation of this Corporation, as amended to the date of filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the Corporations Code) are restated as set forth in Exhibit A hereto.

         3. The amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

         4. The amendments as included in the Restated Articles of Incorporation (other than omissions required by Section 910 of the Corporations Code) have been duly approved by the required vote of shareholders in accordance with
Section 902 of the California Corporations Code. The corporation has only one class of shares outstanding and the total number of outstanding shares of the Corporation is 89,869,006 shares of Common Stock. The total number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated: July 18, 2003

                                                     /s/ Frank W. Peters
                                                     --------------------------
                                                     Frank W. Peters, President


                                                     /s/ Helen West
                                                     --------------------------
                                                     Helen West, Secretary


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                       Restated Articles of Incorporation
                                       of
                        Franklin Telecommunications Corp.

         1. The name of this corporation is:

                        Franklin Telecommunications Corp.

         2. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         3. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         4. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

         5. (a) The corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock", respectively. The number of shares of Common Stock authorized to be issued is Nine Hundred Million (900,000,000), and the number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000).

            (b) The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and to alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.